Exhibit 10.2

SECOND AMENDED AND RESTATED

MANAGEMENT AND ADVISORY AGREEMENT

This SECOND AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT (the “Agreement”), dated as of November 1, 2017, is by and between Western Capital Resources, Inc., a Delaware corporation (the “Company”), and Blackstreet Capital Management, LLC, a Delaware limited liability company (“BCM”).

WHEREAS, the Company and BCM are parties to that certain Amended and Restated Management and Advisory Agreement, dated as of June 21, 2012, as amended by that certain First Amendment to Amended and Restated Management and Advisory Agreement, dated as of October 1, 2014, and as amended that certain Second Amendment to Amended and Restated Management and Advisory Agreement, dated as of July 1, 2015 (collectively, the “Original Agreement”) pursuant to which, among other things, the Company retained BCM to provide certain management and advisory services to the Company; and

WHEREAS, the parties desire to amend the Original Agreement to, among other things, make certain clarifications with respect to the payment of fees; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Management Services. During the term of this Agreement (the “Term”), BCM hereby agrees:

(a)	to provide the Company with financial, managerial, strategic and operational advice in connection with its day-to-day operations, including, without limitation:

(i)	advice with respect to the investment of funds and cash management;

(ii)	advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries;

(iii)	advice with regard to growth of new stores, including but not limited to arranging acquisition and financing of such growth;

(iv)	assistance with support for various corporate functions of the Company as well as administrative support in light of the Company’s reduced staffing;

(v)	advice and assistance with respect to analytical services;

(vi)	advice and assistance with respect to lobbying and other regulatory and compliance needs of the Company through BCM’s political and professional contacts and associations (including without limitation membership in the CFSA and a deep and long-standing relationship with one of the largest and most prestigious lobbying firm in the country) and BCM’s knowledge base in the Company’s business areas;

(vii)	advice and assistance with respect to installing and monitor controls and procedures at the Company, which is a specialty of BCM and which the Company is in need of in light of deficiencies in internal controls being identified for the past two years; and

(viii)	advice and assistance with respect to establishing and implementing daily and weekly reporting with checks and balances, to avoid management integrity issues that have previously affected the Company and prevent such issues from happening in the future.

(b)	to allow certain of its qualified personnel to serve on the board of directors (or observe board meetings) of the Company and its subsidiaries, if any (or their equivalents).

(c)	to assist the Company in obtaining debt or equity financing.

2.	Payment of Fees. During the Term, the Company agrees:

(a) Management Fees.

(i)	to pay to BCM (or an affiliate of BCM designated by it) annual management fees equal to the greater of (1) $674,840.28 per annum (increasing 5% per year) (the “Base Fee”) or (2) 5% of EBITDA (defined below) per annum (the “EBITDA-Based Fee”) in exchange for the services provided to the Company by BCM, as more fully described in Section 1 of this Agreement, with such fee being payable by the Company in accordance with Section 2(a)(i)(A) by ACH or wire transfer of immediately available funds. As used herein, “EBITDA” shall mean the Company’s net income plus net interest expense plus taxes, depreciation and amortization plus any fees payable hereunder plus any fees payable to any member of the Company’s board of directors and any fees payable to any member of the Company’s subsidiaries’ board of directors plus any one-time and/or non-recurring expenses and any non-cash items.

(A)	Payment of the fees set forth in Section 2(a)(i) above shall be made as follows: During the period commencing January 1, 2017 and thereafter, for each calendar year, BCM shall invoice (and the Company shall pay) (1) the Monthly Base Fee prior to each month, and (2) at the end of each calendar year (and once the financial results for such period are available), the amount, if any, by which the EBITDA-Based Fee exceeds the Base Fee for such calendar year.

(ii)	to pay BCM, in connection with the closing of any debt or equity financing from any third party, a fee in an amount equal to two percent (2%) of the total amount of funds committed in such financing. Such fee shall be payable directly to BCM from the proceeds of the financing.

(iii)	to pay BCM, in connection with referring any add on acquisitions to the Company and performing due diligence and turnaround services in connection with such acquisitions, a fee in the amount of $400,000 at the closing of such acquisitions and to subsequently increase management fees paid to BCM in Section 2(a) by $60,000 per annum for each add on acquisition in exchange for the services provided to the Company and any add on acquisitions unless such fees are reduced or waived in their entirety by BCM in its sole discretion.

3.            Term of Agreement. This Agreement shall continue in full force and effect, until the termination by mutual consent of the parties. Upon any termination, the Company shall be required to pay a termination fee to BCM in an amount equal to the result of (a) the total fees payable pursuant to Section 2(a)(i)(A) above plus the amount, if any, by which the EBITDA Based Fee exceeds the Base Fee for the twelve (12) month period immediately preceding termination multiplied by (b) three (3) in order to compensate BCM for the fixed costs required to set up and maintain this Agreement. For example, based on a Base Fee of $674,840.28, the termination fee would be $2,024,520.84. This termination fee would increase if the EBITDA Based Fee exceeds the Base Fee for the twelve (12) month period immediately preceding termination. The termination fee shall be payable to BCM within two (2) business days of such mutual consent to terminate this Agreement. The obligations of the Company under Section 4 below shall survive any such termination.

4.            Waiver of Fees. Notwithstanding the provisions of Paragraphs 2 and 3 of this Agreement, to the extent that the termination of the Agreement occurs in conjunction with a transaction that involves the acquisition, disposition or other transfer of securities, BCM may in its sole and absolute discretion waive such fees if it determines that the receipt of such fees may be prohibited by applicable laws or regulations, including without limitation the Securities Exchange Act of 1934.

5.            Expenses; Indemnity.

5.1          Expenses. The Company agrees to pay on demand all expenses incurred by BCM and/or any of its affiliates in connection with this Agreement and the provision of services hereunder, including but not limited to: (i) the fees and disbursements of (a) Manatt, Phelps & Phillips, LLP, or any other special counsel to BCM, (b) Todres and Company, LLP, MN Blum LLC, or any other accountant to the Company and (c) any other consultants or advisors retained by the parties in clauses (a) and (d) arising in connection with the preparation, negotiation and execution of this Agreement and any other agreement executed in connection herewith or the consummation of the transactions contemplated hereby and thereby, including, without limitation, amendments, modifications, restructurings, add on acquisitions and waivers, and exercises and preservations of rights and remedies, and (ii) the out-of-pocket expenses incurred by BCM or any of its affiliates in connection with the provision of services hereunder or the attendance at any meeting of the board of directors (or their equivalent or any committee thereof) of the Company or any of its subsidiaries, if any.

Manatt, Phelps & Phillips, LLP’s or any other legal counsel retained (each, “Counsel”) in connection with the provision of services on behalf the Company in its role as special counsel to BCM, may create an attorney-client relationship between such Counsel and the Company. The Company acknowledges that Manatt, Phelps & Phillips, LLP (and, to the extent applicable, any such other Counsel) has represented and continues to represent BCM on numerous matters both related and unrelated to the Company. By signing below, the Company acknowledges Manatt, Phelps & Phillips, LLP’s (and, to the extent applicable, any such other Counsel’s) representation of BCM and recognizes and expressly acknowledges that any joint representation of the Company’s interests shall not be deemed to constitute or give rise to any conflict of interest relating to any Counsel’s continued representation of BCM on matters relating to the Company, this Agreement or otherwise. If, at any time during the course of any Counsel’s representation of the Company there arises an actual or potential conflict with BCM, it is expressly agreed by the parties that (1) such Counsel may continue to represent BCM; (2) nothing stated during such Counsel’s representation of BCM and the Company shall be construed to mean that such Counsel could not continue to represent BCM; (3) any and all confidences, secrets or other privileged communications that any of the Company or BCM has communicated to such Counsel may be shared with BCM; and (4) if such information is shared with BCM, BCM retains the right to waive the confidentiality of such information, even if doing so may raise questions about compliance with applicable legal or regulatory requirements. Having been apprised of these potential conflicts and adverse consequences, the Company, by signing below confirms that it has concluded that they do not outweigh the benefits to it of such Counsel’s joint representation and each of the Company and BCM, by signing below, consent to such joint representation and acknowledge receipt of disclosure of the existence and nature of possible conflicts of interest among BCM and the Company and the possible adverse consequences of such joint representation.

5.2          Indemnity and Liability. In consideration of the execution and delivery of this Agreement by BCM, the Company hereby agrees to indemnify, exonerate and hold each of BCM, and its partners, members, shareholders, affiliates, persons for which they are acting as nominees, trustees, directors, officers, fiduciaries, employees and agents and each of the partners, members, shareholders, affiliates, trustees, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnities”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnities or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement except for any such Indemnified Liabilities arising on account of any Indemnity’s willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnities shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnity that does not constitute willful misconduct. Notwithstanding anything to the contrary herein, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that Company may have under federal or state securities laws (or ERISA, where applicable).

6.            Independent Contractor. The Company and BCM agree and acknowledge that BCM shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither BCM nor its employees shall be considered employees or agents of the Company as a result of this Agreement or the services provided hereunder.

7.            Non-Assignability of Agreement. Neither party shall have the right to assign this Agreement without the consent of the other party hereto. BCM acknowledges that its services under this Agreement are unique. Accordingly, any purported assignment by BCM without the consent of the Company shall be void. Notwithstanding the foregoing, BCM may assign all or part of its rights and obligations hereunder to any affiliate of BCM which provides services similar to those called for by this Agreement, in which event BCM shall be released of all of its rights and obligations hereunder.

8.            Waiver. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by each of BCM and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9.            Maryland Law, etc.

9.1          Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

9.2          Consent to Jurisdiction, etc. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of Maryland, specifically in Montgomery County, MD. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in Montgomery County, in the State of Maryland for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Maryland, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceedings any claim that service of process made in accordance with Section 11 does not constitute good and sufficient service of process. The provisions of this Section 9.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Maryland.

9.3          Waiver of Jury Trial; Dispute Resolution; Attorneys’ Fees. Each party hereto waives its right to a jury trial of any claim or cause of action arising out of or based upon this Agreement. This waiver is a material inducement for both parties to enter into this Agreement. Each party has reviewed this waiver with its counsel. Any dispute under this Agreement shall be resolved by arbitration conducted in Washington, DC, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which rules are incorporated by reference into this clause. A single arbitrator shall be chosen by mutual agreement of the parties. If the parties cannot agree on a single arbitrator, then the arbitration shall be conducted by 3 arbitrators whereby each party shall choose 1 arbitrator and those 2 arbitrators shall select a third arbitrator. The arbitration shall be conducted in a single hearing, and the arbitrator(s) shall render his/her/their decision within a reasonable time after the conclusion of the hearing. With regard to any arbitration or other proceeding filed or brought by any of the parties against another party, the Prevailing Party (defined below) shall be entitled to recover all of its reasonable costs and expenses incurred in connection with such dispute, including expenses, court costs, witness fees and legal and accounting fees. The term “Prevailing Party” means that party whose position is substantially upheld in a final judgment rendered in such proceeding. The decision of the arbitrator(s) shall be final and nonappealable. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction.

10.          Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

11.          Notice. All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing (including telecopier facsimile or similar writing) and shall be served upon such other party and such other party’s copied persons as specified below by personal delivery or telecopier transmission to its address or telecopier number set forth below or to such other telecopy number and address as any party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copies persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In the case of service by telecopier transmission, it shall be deemed complete on the first business day after the date of receipt of answerback or other confirmation of receipt at such telecopier number. In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt. Notwithstanding the foregoing, notice to any party or copied person of change of address or telecopy number shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

If to the Company, to it at:

Western Capital Resouces, Inc.

11550 “I” Street, Suite 150

Omaha, NE 68137

Attn: Chief Executive Officer

If to BCM, to it at:

Blackstreet Capital Management, LLC

5425 Wisconsin Avenue

Suite 701

Chevy Chase, MD 20815 Telecopy: (240) 332-1333

Attn: Murry N. Gunty

with a copy to:

Manatt, Phelps & Phillips, LLP

1050 Connecticut Avenue, NW, Suite 600

Washington, DC 20036

Attn: Alan M. Noskow

Fax: (202) 637-1595

12.          Counterparts, Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Amendment may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

13.          Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14.          Subordination Agreement. The obligations of the Company to BCM under this Agreement are subordinated to the prior payment in full of any senior debt of the Company and any subordinated debt provided by Blackstreet Capital Partners II, L.P. or its affiliates. Notwithstanding anything to the contrary contained herein, the Company may, at its option and without prior notice to BCM, defer any payment hereunder, which, absent this sentence, would be due hereunder if, for so long as and to the extent that any such payment would be in violation of the terms of any subordination agreement in place with respect to such senior or subordinated debt, and the Company shall not be deemed in default of this Agreement as a result of the deferral of any such payment pursuant to this sentence.

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IN WITNESS WHEREOF, the parties have executed this Management and Advisory Agreement as of the date first above written.

WESTERN CAPITAL RESOURCES, INC.

By:	/s/ John Quandahl
Name:	John Quandahl
Title:	Chief Executive Officer

BLACKSTREET CAPITAL MANAGEMENT, LLC

By:	/s/ Murry N. Gunty
Name:	Murry N. Gunty
Title:	Manager